Exhibit 10.24

REVA MEDICAL, INC.

Independent Director Compensation Policy

Cash Compensation

Each independent director of REVA Medical, Inc. (the “Company”) will receive cash fees from the Company for their services as members of the Board of Directors (the “Board”) and any committee of the Board as follows:

•                    Each independent director will receive an annual fee of $35,000 payable for such director’s service for the upcoming year.

•                    The Chair of the each Board committee will receive an additional annual fee of $5,000 for such Chair’s service for the upcoming year.

Any independent directors serving a portion of the year shall be entitled to receive such fees on a pro rata basis based on their length of service during the year.

Equity Compensation

Each independent director may receive an annual option grant to purchase shares of the Company’s common stock at the discretion of the Board, subject to obtaining approval from the Company’s stockholders in accordance with ASX Listing Rules. Any options granted pursuant to this policy shall vest in equal quarterly installments over a 12-month period beginning on the three month anniversary of the grant date.